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                                                                  EXHIBIT 2.I.20

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of May 16, 2001 (the "Effective Date") by and between AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation (the "Company"), and IRA WAGNER (the "Employee").

                              W I T N E S S E T H:

         WHEREAS, as of the date hereof Employee has been elected the chief operating officer ("COO") of the Company; and

         WHEREAS, it is in the interests of the Company that Employee's service continue to be available to the Company.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                         DEFINITIONS AND INTERPRETATIONS

         1.1      DEFINITIONS

         For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:

         "Base Salary" shall have the meaning specified in Section 3.1.

         "Board of Directors" shall mean the Board of Directors of the Company.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Compensation Committee" shall mean the Compensation and Compliance Committee of the Board of Directors or such other entity as may be designated by the Board of Directors.

         "Confidential Information" shall have the meaning specified in Section 5.1(a).

         "Disability" shall mean a physical or mental condition of Employee that, in the good faith judgment of not less than a majority of the Executive Committee, prevents Employee from being able to perform the services required under this Agreement and which results in the Employee becoming eligible for long-term disability benefits (if such benefits are provided by the Company). If any dispute arises as to whether a Disability

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has occurred, or whether a Disability has ceased and the Employee is able to resume duties, then such dispute shall be referred to a licensed physician appointed by the president of the Medical Society or similar organization in Washington, D.C., at the request of either party. The Employee shall submit to such examinations and provide information as such physician may request and the determination of such physician as to the Employee's physical or mental condition shall be binding and conclusive on the parties. The Company shall pay the cost of any such physician and examination.

         "Dispute" shall have the meaning specified in Article VI.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Executive Committee" shall mean the Executive Committee of the Board of Directors or such other entity as may be designated for a particular function by the Board of Directors.

         "Expiration Date" shall have the meaning specified in Section 2.2.

         "ISO Plan" shall mean the Company's stock option plans for employees including, without limitation, 1997 Stock Option Plan and 2000 Employee Stock Option Plan.

         "Misconduct" shall mean one or more of the following:

                  (i) the willful and continued failure by Employee to perform substantially Employee's duties described in Section 2.3 (other than any such failure resulting from Employee's incapacity due to physical or mental illness) after two (2) written notices of such failure have been given to Employee by the Company and Employee has had a reasonable period (not to exceed 15 days from the second notice) to correct such failure;

                  (ii) the commission by Employee of acts that are dishonest and demonstrably injurious to the Company (monetarily or otherwise) in any material respect; or

                  (iii) a material breach or violation by Employee of (a) any material provision of this Agreement or (b) any material Company employment policy, including its Code of Ethics, that the Company will publish from time to time, which, if capable of being remedied, remains unremedied for more than 15 days after written notice thereof is given to Employee by the Company.

         For purposes of this definition, no act or failure to act on Employee's part shall be considered "Misconduct" if done or omitted to be done by Employee in good faith and in the reasonable belief that such act or failure to act was in the best interest the Company or in furtherance of Employee's duties and responsibilities described in Section 2.3.

         "Notice of Termination" shall mean a notice purporting to terminate Employee's employment in accordance with Section 4.1 or 4.2. Such notice shall specify the effective date of such termination, which date shall not be less than 30 (one (1) day in the case of a


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termination by the Company for Misconduct) or more than 60 days after the date such notice is given. If such termination is by the Company for Disability or Misconduct, such notice shall set forth in reasonable detail the reason for such termination and the facts and circumstances claimed to provide a basis therefor.

         "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust and an unincorporated organization.

         "Principal Bonus Plan" shall have the meaning specified in Section 3.2.

         "Term" shall have the meaning specified in Section 2.2.

         "Termination Date" shall mean the termination date specified in a Notice of Termination delivered in accordance with this Agreement.

1.2      INTERPRETATIONS

         (a) In this Agreement, unless a clear contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) reference to any Article or Section, means such Article or Section hereof, (iii) the words "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term, and (iv) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.

         (b) The Article and Section headings herein are for convenience only and shall not affect the construction hereof.


                                   ARTICLE II
                  EMPLOYMENT: TERM, POSITIONS AND DUTIES, ETC.

         2.1      EMPLOYMENT

         The Company agrees to employ Employee and Employee agrees to accept employment with the Company, in each case on the terms and conditions set forth in this Agreement.

         2.2      TERM OF EMPLOYMENT

         Unless sooner terminated pursuant to Article IV, the term of Employee's employment under this Agreement (the "Term") shall commence on the Effective Date and shall continue until the first anniversary of the Effective Date (the "Expiration Date"); provided, however, that on each date during the Term, the Expiration Date shall be reset to the date one year after the date thereof, except that either party may terminate this Agreement by giving written notice that such daily extensions of the Term shall be


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discontinued in which case the Expiration Date shall be the date one year after the delivery of such notice.

         2.3      POSITIONS AND DUTIES

         (a) While employed hereunder, Employee shall serve as the COO of the Company. As COO of the Company, Employee shall have the responsibilities and authorities designated to him by the CEO of the Company.

         (b) While employed hereunder, Employee shall (i) report directly to the Chief Executive Officer ("CEO") of the Company or such other person designated by the CEO or the Board of Directors of the Company and (ii) observe and comply with all lawful policies, directions and instructions of the CEO or other person so designated that are consistent with the foregoing provisions of this paragraph 2.3.

          (c) While employed hereunder, Employee shall (i) devote substantially all of Employee's business time, attention, skill and efforts to the faithful and efficient performance of Employee's duties hereunder and (ii) not accept employment with any Person other than with the Company. Notwithstanding the foregoing, Employee may engage in the following activities so long as they do not interfere in any material respect with the performance of Employee's duties and responsibilities hereunder: (i) serve on corporate, civic, religious, educational or charitable boards or committees and (ii) manage Employee's personal investments.

         (d) While employed hereunder, Employee shall not knowingly prejudice, in any material respect, the reputation of the Company in the fields of business in which it is engaged or with the investment community or the public at large.


                                  ARTICLE III
                            COMPENSATION AND BENEFITS

         3.1      BASE SALARY

         (a) For services rendered by Employee under this Agreement, the Company shall pay to Employee an annual base salary ("Base Salary") of $200,000 evenly paid twice a month. Subject to paragraph (b) below, the CEO or the Compensation Committee may adjust the amount of the Base Salary at any time as he may deem appropriate in his sole discretion.

         (b) The amount of the Base Salary may not be decreased without the prior written approval of the Employee except that if the CEO or the Compensation Committee increases the Base Salary as provided in the last sentence of paragraph (a) above, the CEO or the Compensation Committee may thereafter decrease the Base Salary by an amount not to exceed the aggregate amount of such increases.


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         3.2      PRINCIPAL BONUS PLAN

         During the Term, the Company shall maintain and Employee shall be entitled to participate in an annual incentive bonus plan open to Principals and the COO and certain other employees of the Company (the "Principal Bonus Plan"), which will provide for the payment of cash bonuses to participants within 90 days of the end of each fiscal year based on the Company's financial performance for that year and other appropriate factors. Under the Principal Bonus Plan, Employee shall be eligible to earn a target bonus (the "Target Bonus") each year of up to 160% of Employee's Base Salary for such year based on criteria established by the Compensation Committee, and the performance of the Company against such criteria. The establishment of such criteria and of the necessary performance targets for partial or full earning of the Target Bonus shall be at the sole discretion of the Compensation Committee.

         3.3      VACATION

         While employed hereunder, Employee shall be entitled to vacation benefits in accordance with the vacation policy adopted by the Company from time to time for Principals. Unless changed by the President or the Compensation Committee in a manner generally applicable to Principals of the Company, the Employee shall be entitled to three weeks of vacation in each of the first two years of employment with the Company, three weeks of vacation in each of the third and fourth years of employment with the Company and four weeks per year in the fifth and subsequent years of employment. Employee shall not be entitled to accumulate and carryover unused vacation time from year to year.

         3.4      OTHER BENEFITS

         Employee shall be entitled to receive all employee benefits, fringe benefits and other perquisites that may be offered by the Company to its Principals as a group, including, without limitation, participation by Employee and, where applicable, Employee's dependents, in the various employee benefit plans or programs (including, without limitation, pension plans, profit sharing plans, stock plans, health plans, life insurance, parking and disability insurance) generally provided to Principals of the Company, subject to meeting the eligibility requirements with respect to each of such benefit plans or programs. However, nothing in this Section 3.4 shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described herein, provided such changes apply to all similarly situated Principals.

                                   ARTICLE IV
                            TERMINATION OF EMPLOYMENT

         4.1      TERMINATION BY EMPLOYEE

         Employee may, at any time prior to the Expiration Date, terminate Employee's employment hereunder for any reason by delivering a Notice of Termination to the President. Upon such termination, Employee shall be entitled only to those rights and payments payable under Section 4.3. All options of the Employee under the ISO Plan


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which have not vested as of employee's Termination Date shall lapse and shall not be exercisable. All previously vested options shall remain exercisable for the shorter of 90 days following the Termination Date and their original term. All loans to the Employee in connection with the prior exercise of any options under the ISO Plan shall be due the earlier of 60 days following the Employee's death and their original term.

         4.2      TERMINATION BY THE COMPANY

         The CEO may, at any time prior to the Expiration Date, terminate Employee's employment hereunder for any reason by delivering a Notice of Termination to Employee.

         4.3      PAYMENT OF ACCRUED BASE SALARY, VACATION PAY, ETC.

         (a) Promptly upon the termination of Employee's employment for any reason (including death), the Company shall pay to Employee (or Employee's estate) a lump sum amount for (i) any unpaid Base Salary earned hereunder prior to the Termination Date, (ii) all unused vacation time accrued by Employee as of the Termination Date in accordance with Section 3.4, and (iii) all unpaid benefits earned or vested, as the case may be, by Employee as of the Termination Date under any and all incentive or deferred compensation plans or programs of the Company.

          (b) A termination of Employee's employment in accordance with this Agreement shall not alter or impair any of Employee's accrued rights or benefits as of the Termination Date under any employee benefit plan or program maintained by the Company, in each case except as provided therein or in any written agreement entered into between the Company and Employee pursuant thereto.

         4.4      ADDITIONAL RIGHTS IN CONNECTION WITH DISABILITY

         In the event that the Company terminates Employee by delivering a Notice of Termination to Employee stating that such Termination is by reason of a Disability, the Employee shall be entitled to the benefits and payments set forth in this Section 4.4:

         (a) BASE SALARY AND TARGET BONUS. The Company shall continue to pay to Employee the Base Salary in effect as of the date on which the Notice of Termination was delivered for one (1) year following the Termination Date (such period being the "Continuation Period") which amount shall be reduced by any amount payable to Employee under any disability plan maintained by the Company for the benefit of Employee. In addition, the Employee shall be entitled to continue to participate in the Annual Bonus Plan for one (1) year following the Termination Date with the first anniversary of the Termination Date being the Expiration Date for purposes of Section 3.2.

         (b) INSURANCE BENEFITS, ETC. The Company shall at all times during the Continuation Period, without charge to Employee or Employee's dependents, cause Employee and Employee's eligible dependents to be covered by and to participate in, to


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the fullest extent allowable under the terms thereof, all life, accidental death and dismemberment and health insurance plans and programs that may be offered to the Principals of the Company so that Employee will receive, at all times during the Continuation Period, the same benefits under such plans and programs as Employee would have been entitled to receive had Employee remained a Principal of the Company. In no event shall Employee's continuation period for purposes of
Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), begin prior to the end of Employee's coverage under the Company's group health plan as provided in this paragraph (b).

          (c) OPTIONS. All options of the Employee under the ISO Plan that have not vested as of Employee's Termination Date and which would vest within one year of Employee's Termination Date shall vest and shall become immediately exercisable and shall remain exercisable by the Employee for the shorter of 18 months following the Employee's Termination Date and their original term. All other options shall expire. All loans to the Employee in connection with the prior exercise of any options under the ISO Plan shall be due the earlier of 60 days following the Employee's Termination Date and their original term.

         Should the Employee's Disability end during the pendency of the Term, the Company may discontinue the payments contemplated by this Section 4.4 if it offers to reemploy Employee under the terms of this Agreement, but no such offer shall affect the terms of Section 4.4(c) above.

         4.5 Additional Rights in Connection With Termination by the COMPANY FOR OTHER THAN MISCONDUCT OR DISABILITY

         In the event that the President terminates Employee's employment with the Company pursuant to Section 4.2 for other than Misconduct or a Disability, the Employee shall be entitled to the payments and benefits set forth in this
Section 4.5:

         (a) SEVERANCE PAYMENT. As a severance payment, the Company shall continue to pay to Employee the Base Salary in effect as of the date of the Notice of Termination for a period of 18 months from the Termination Date. In addition, the Employee shall be entitled to receive any Target Bonus for the year in which the Employee is entitled for the year in which the Termination occurs prorated through the Employee's Termination Date. The amount payable to Employee under this paragraph (a) is in lieu of, and not in addition to, any severance payment due to or become due to Employee under any separate agreement or contract between Employee and the Company or pursuant to any severance payment plan, program or policy of the Company.

          (b) OPTIONS. All options of the Employee under the ISO Plan that have not vested as of Employee's Termination Date shall lapse and shall not be exercisable. All previously vested options shall remain exercisable for the shorter of 90 days following the Termination Date and their original term. All loans to the Employee in connection with the prior exercise of any options under the ISO Plan shall be due the earlier of 60 days following the Employee's termination and their original term.


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          (c) RELEASE. Notwithstanding anything in this Section 4.5 to the contrary, as a condition to the receipt of any benefit under this Section 4.5, Employee must first execute and deliver to the Company a release as set out in exhibit 4.5(d) hereto, releasing the Company, its officers, Board of Directors, employees and agents from any and all claims and from any and all causes of action of any kind or character that Employee may have arising out of Employee's employment with the Company or the termination of such employment, but excluding any claims and causes of action that Employee may have arising under or based upon this Agreement.

         4.6      ADDITIONAL RIGHTS IN THE EVENT OF DEATH

         In the event that the Employee's employment is terminated as a result of Employee's death, the Employee's estate or beneficiaries shall be entitled to the payments and benefits set forth in this Section 4.6:

         (a) TARGET BONUS. The Employee's estate shall be entitled to receive the Target Bonus that the deceased employee would have been entitled to have received in the year in which the death occurred.

         (b) INSURANCE BENEFITS, ETC. The Company shall pay the cost for dependents of the Employee for insurance coverage that they are entitled to obtain from the Company following the Employee's death pursuant to COBRA for a period equal to two months multiplied by the number of full years (not to exceed nine) during which the Employee was employed by the Company.

          (c) OPTIONS. All options of the Employee under the ISO Plan that have not vested as of Employee's death and which would vest within one year thereof shall vest immediately upon the Employee's death and shall remain exercisable by the Employee's estate for the shorter of 18 months following the Employee's death and their original term. All loans to the Employee in connection with the prior exercise of any options under the ISO Plan shall be due the earlier of 60 days following the Employee's death and their original term.

         4.7      RIGHTS IN THE EVENT OF TERMINATION FOR EMPLOYEE'S MISCONDUCT

         In the event that the Company terminates Employee's employment with the Company pursuant to Section 4.2 for Employee's Misconduct, Employee shall be entitled to the rights set forth in this Section 4.7.

         (a) OPTIONS. All options of the Employee under the ISO Plan which have not vested as of employee's Termination Date shall lapse and shall not be exercisable. All previously vested options shall remain exercisable for the shorter of 90 days following the Termination Date and their original term. All loans to the Employee in connection with the prior exercise of any options under the ISO Plan shall be due the earlier of 60 days following the Employee's death and their original term.

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         (b) RELEASE. Notwithstanding anything in this Section 4.7 to the contrary, as a condition to the receipt of any benefit under this Section 4.7, Employee must first execute and deliver to the Company a release as set out in exhibit 4.5(d) hereto, releasing the Company, its officers, Board of Directors, employees and agents from any and all claims and from any and all causes of action of any kind or character that Employee may have arising out of Employee's employment with the Company or the termination of such employment, but excluding any claims and causes of action that Employee may have arising under or based upon this Agreement.

                                   ARTICLE V
                  CONFIDENTIAL INFORMATION AND NON-COMPETITION

         5.1      CONFIDENTIAL INFORMATION

         (a) Employee recognizes that the services to be performed by Employee hereunder are special, unique, and extraordinary and that, by reason of such employment with the Company, Employee may acquire Confidential Information concerning the operation of the Company, the use or disclosure of which would cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Employee agrees that Employee will not (directly or indirectly) at any time, whether during or after Employee's employment hereunder, (i) knowingly use for an improper personal benefit any Confidential Information that Employee may learn or has learned by reason of Employee's employment with the Company or (ii) disclose any such Confidential Information to any Person except (A) in the performance of Employee's obligations to the Company hereunder, (B) as required by applicable law, (C) in connection with the enforcement of Employee's rights under this Agreement, (D) in connection with any disagreement, dispute or litigation (pending or threatened) between Employee and the Company or (E) with the prior written consent of the Board of Directors. As used herein, "Confidential Information" includes information with respect to the Company's investments, portfolio companies, products, services, facilities, product methods, research and development, trade secrets and other intellectual property, systems, patents and patent applications, procedures, manuals, confidential reports, product price lists, customer lists, financial information, business plans, prospects or opportunities (including, as applicable, all of the foregoing information regarding the Company's past, current and prospective portfolio companies); provided, however, that such term, shall not include any information that (x) is or becomes generally known or available other than as a result of a disclosure by Employee or (y) is or becomes known or available to Employee on a nonconfidential basis from a source (other than the Company) that, to Employee's knowledge, is not prohibited from disclosing such information to Employee by a legal, contractual, fiduciary or other obligation to the Company.

          (b) Employee confirms that all Confidential Information is the exclusive property of the Company. All business records, papers and documents kept or made by Employee while employed by the Company relating to the business of the Company shall be and remain the property of the Company at all times. Upon the request of the Company at any time, Employee shall promptly deliver to the Company, and shall retain no copies of,


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any written materials, records and documents made by Employee or coming into
Employee's possession while employed by the Company concerning the business or affairs of the Company other than personal materials, records and documents (including notes and correspondence) of Employee not containing proprietary information relating to such business or affairs. Notwithstanding the foregoing, Employee shall be permitted to retain copies of, or have access to, all such materials, records and documents relating to any disagreement, dispute or litigation (pending or threatened) between Employee and the Company.

         5.2      NON-COMPETITION

         (a) While employed hereunder and for the (i) a period of one (1) year thereafter or (ii) the period of 18 months after the Termination Date, if this Agreement is terminated and the Employee is entitled to receive compensation and benefits under either Section 4.5 or Section 4.7 (the "Restricted Period"), Employee shall not, unless Employee receives the prior written consent of the Board of Directors, own a material interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, (A) any Person (x) that competes with the Company in investing or consulting with small and medium sized businesses in the United States with regard to change of control transactions in which the transaction utilizes employee stock ownership plans, or (y) that provides or proposes to provide services to or owns an investment in or proposes to make an investment in any Person that is a client of the Company as of the Termination Date or to which the Company has outstanding loans or in which the Company then has investments (including warrants or options), or (B) any potential client of the Company with which the Company has discussed a client, loan or investment relationship within 12 months prior to, as applicable, the end of Employee's employment or the Termination Date.

         (b) Employee has carefully read and considered the provisions of this
Section 5.2 and, having done so, agrees that the restrictions set forth in this
Section 5.2 (including the Restricted Period, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, employees, creditors and shareholders. Employee understands that the restrictions contained in this Section 5.2 may limit Employee's ability to engage in a business similar to the Company's business, but acknowledges that Employee will receive sufficiently high remuneration and other benefits from the Company hereunder to justify such restrictions.

          (c) During the Restricted Period, Employee shall not, whether for Employee's own account or for the account of any other Person (excluding the Company), intentionally (i) solicit, endeavor to entice or induce any employee of the Company to terminate Employee's employment with the Company or accept employment with anyone else or (ii) interfere in a similar manner with the business of the Company.

         (d) In the event that any provision of this Section 5.2 relating to the Restricted Period or the areas of restriction shall be declared by a court of competent jurisdiction to


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exceed the maximum time period or areas such court deems reasonable and enforceable, the Restricted Period or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.

5.3      INJUNCTIVE RELIEF

         Employee acknowledges that a breach of any of the covenants contained in this Article V may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the terms of this Agreement shall cease and the Company shall be entitled to obtain a temporary restraining order or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Article V or such other relief as may be required to specifically enforce any of the covenants contained in this Article V. Employee agrees to and hereby does submit to in personam jurisdiction before each and every such court for that purpose.

                                   ARTICLE VI
                               DISPUTE RESOLUTION

         In the event a dispute shall arise between the parties as to whether the provisions of this Agreement have been complied with (a "Dispute"), the parties agree to resolve such Dispute in accordance with the following procedure:

         (a) A meeting shall be held promptly between the parties, attended (in the case of the Company) by one or more individuals with decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute.

         (b) If, within 10 days after such meeting, the parties have not succeeded in negotiating a resolution of the Dispute, the parties agree to submit the Dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association except that Disputes with regard to the existence of a Disability shall be resolved in accordance with the definition of the term "Disability" above.

         (c) The parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the American Arbitration Association if they have been unable to agree upon such appointment within 10 days following the 10-day period referred to in clause (b) above.

         (d) Upon appointment of the mediator, the parties agree to participate in good faith in the mediation and negotiations relating thereto for 15 days.

         (e) If the parties are not successful in resolving the Dispute through mediation within such 15-day period, the parties agree that the Dispute shall be settled by arbitration in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association.


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         (f) The fees and expenses of the mediator/arbitrators shall be borne solely by the non-prevailing party or, in the event there is no clear prevailing party, as the mediator/arbitrators deem appropriate.

         (g) Except as provided above, each party shall pay its own costs and expenses (including, without limitation, attorneys' fees) relating to any mediation/arbitration proceeding conducted under this Article VI.

         (h) All mediation/arbitration conferences and hearings will be held in the greater Washington, D.C. area.

         (i) In the event there is any disputed question of law involved in any arbitration proceeding, such as the proper legal interpretation of any provision of this Agreement, the arbitrators shall make separate and distinct findings of all facts material to the disputed question of law to be decided and, on the basis of the facts so found, express their conclusion of the question of law. The facts so found shall be conclusive and binding on the parties, but any legal conclusion reached by the arbitrators from such facts may be submitted by either party to a court of law for final determination by initiation of a civil action in the manner provided by law. Such action, to be valid, must be commenced within 20 days after receipt of the arbitrators' decision. If no such civil action is commenced within such 20-day period, the legal conclusion reached by the arbitrators shall be conclusive and binding on the parties. Any such civil action shall be submitted, heard and determined solely on the basis of the facts found by the arbitrators. Neither of the parties shall, or shall be entitled to, submit any additional or different facts for consideration by the court. In the event any civil action is commenced under this paragraph (b), the party who prevails or substantially prevails (as determined by the court) in such civil action shall be entitled to recover from the other party all costs, expenses and reasonable attorneys' fees incurred by the prevailing party in connection with such action and on appeal.

         (j) Except as limited by paragraph (b) above, the parties agree that judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. In the event legal proceedings are commenced to enforce the rights awarded in an arbitration proceeding, the party who prevails or substantially prevails in such legal proceeding shall be entitled to recover from the other party all costs, expenses and reasonable attorneys' fees incurred by the prevailing party in connection with such legal proceeding and on appeal.

          (k) Except as provided above, (i) no legal action may be brought by either party with respect to any Dispute and (ii) all Disputes shall be determined only in accordance with the procedures set forth above.


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                                  ARTICLE VII
                                  MISCELLANEOUS

         7.1      NO MITIGATION OR OFFSET

         The provisions of this Agreement are not intended to, nor shall they be construed to, require that Employee mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer or otherwise. Without limitation of the foregoing, the Company's obligations to make the payments to Employee required under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Employee, except that the Company may deduct from any amount required to be reimbursed to the Company by Employee under Section 4.10 or Article VI(a) the amount of any payment which the Company is then required to make to Employee hereunder.

         7.2      ASSIGNABILITY

         The obligations of Employee hereunder are personal and may not be assigned or delegated by Employee or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder as provided in Section 7.5.

         7.3      NOTICES

         All notices and all other communications provided for in the Agreement shall be in writing and addressed (i) if to the Company, at its principal office address or such other address as it may have designated by written notice to Employee for purposes hereof, directed to the attention of the President with a copy to the Secretary of the Company and (ii) if to Employee, at Employee's residence address on the records of the Company or to such other address as Employee may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, except that any notice of change of address shall be effective only upon receipt.

         7.4      SEVERABILITY

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         7.5      SUCCESSORS: BINDING AGREEMENT

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonable acceptable to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used herein, the term "Company" shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 7.5 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

         (b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Employee should die while any amounts would be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee or, if there be no such designee, to Employee's estate.

         7.6      TAX MATTERS.

         The Company shall withhold from all payments hereunder all applicable taxes (federal, state or other) which it is required to withhold therefrom unless Employee has otherwise paid (or made other arrangements satisfactory) to the Company the amount of such taxes.

         7.7      AMENDMENTS AND WAIVERS

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and the President. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         7.8      ENTIRE AGREEMENT, TERMINATION OF OTHER AGREEMENTS

         This Agreement is an integration of the parties' agreement and no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         7.9      GOVERNING LAW

         THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISION.

         7.10     COUNTERPARTS

         This Agreement may be executed in or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.


                                    AMERICAN CAPITAL STRATEGIES, LTD.



                                    By:
                                       --------------------------------------
                                    Malon Wilkus, Chief Executive Officer


                                    EMPLOYEE:



                                    ------------------------------------------
                                    Ira Wagner

                                                                  EXHIBIT 4.5(D)

                                RELEASE AGREEMENT


             THIS RELEASE AGREEMENT (the "Agreement"), is made as of the ____ day of ______, _____, by and between AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation with its principal place of business at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland (the "Corporation"), and IRA WAGNER, an individual ("Wagner").

                              W I T N E S S E T H:

             WHEREAS, the parties hereto are parties to a certain Employment Agreement dated as of May 16, 2001 (the "Employment Agreement"); and

             WHEREAS, the execution and delivery of this Release Agreement as of the date hereof is a requirement of Section 4.5(d) thereof.

             NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

             1.  MUTUAL RELEASE.

             (a) Wagner, on his own behalf and on behalf of his heirs, representatives and assigns, hereby waives, releases, and forever and irrevocably discharges the Corporation, and its agents, attorneys, officers, directors, employees, successors and assigns (collectively, the "Corporation Released Parties") from any and all obligations, debts, demands, claims and liabilities of every kind and nature, either in law or in equity, that Wagner may now have, may in the future have or may ever have had, against the Corporation Released Parties arising in any manner from or in any manner related, directly or indirectly, to Wagner's service or employment as a director, officer and/or an employee of the Corporation including, without limitation, the circumstances relating to the termination thereof.

             (b) The Corporation, on its own behalf and on behalf of its successors and assigns, hereby waives, releases, and forever and irrevocably discharges Wagner, and his agents, attorneys, heirs, representatives and assigns (collectively, the "Wagner Released Parties") from any and all obligations, debts, demands, claims and liabilities of every kind and nature, either in law or in equity, that the Corporation may now have, may in the future have or may ever have had against the Wagner Released Parties arising in any manner from or in any manner related to, directly or indirectly, Wagner's service or employment as a director, officer and/or an employee of the Corporation including, without limitation, the circumstances relating to the termination thereof.

             2. MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof and supersedes all prior negotiations, representations and agreements, either written or oral, between them except for the Surviving Agreements. There are no conditions, agreements, or representations between the parties except those expressed herein. This Agreement may be altered, modified, amended, or repealed only by a duly executed written instrument signed by the parties hereto. This Agreement shall be governed by the law of the State of Maryland, without giving effect to the conflicts of laws provisions thereof. Each party binds himself or itself and his or its heirs, successors, legal representatives and assigns in respect to all covenants and agreements contained herein. Except as specifically contemplated herein, nothing herein shall be construed as giving any right or benefit hereunder to anyone other than the parties hereto.

             IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first hereinabove written.


                                     WAGNER:
WITNESS:



                                                                       (Seal)
-------------------------              --------------------------------
                                       Ira Wagner



                                       AMERICAN CAPITAL STRATEGIES, LTD.,
                                       A Delaware Corporation



                                       By:                              (Seal)
                                          ------------------------------
                                          Name:
                                               ---------------------
                                          Title
                                               ---------------------